Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
October 29, 2012

First National Corporation Announces Third Quarter Profit

Strasburg, Virginia (October 29, 2012) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), announced today its third consecutive profitable quarter.

Scott C. Harvard, President and CEO of the Company and the Bank commented, “The third quarter was one of continued improvement for our banking company.  Improved asset quality, continued profitability, and higher capital levels are positive indications that our banking team is on the right track.  In addition, we were pleased to exit the TARP program during the quarter through an auction that found strong interest from private investors and allowed the Treasury to exit with a tidy profit.”

Highlights for the Third Quarter

•	First National exited TARP program, U. S. Department of the Treasury no longer owns shares
•	Third consecutive profitable quarter
•	Net interest margin was 3.78%
•	Nonperforming assets decreased 49% from the same quarter one year ago and 11% from the second quarter of 2012
•	Provision for loan losses decreased to $805 thousand compared to $5.6 million from the same quarter one year ago
•	Allowance for loan losses totaled $14.0 million or 3.69% of total loans
•	Bank capital ratios continued to exceed well capitalized guidelines

Earnings

For the three month period ended September 30, 2012, net income totaled $688 thousand compared to a net loss of $2.9 million for the third quarter of 2011.  Net income available to common shareholders totaled $462 thousand or $0.09 per basic and diluted share, a significant improvement over the net loss available to common shareholders of $3.1 million, or $1.05 per basic and diluted share for the same quarter one year ago.  The earnings improvement was primarily attributable to an improvement in asset quality, which resulted in a decrease in the provision for loan losses to $805 thousand in the third quarter of 2012 compared to $5.6 million for the same period of 2011.  In addition, the provision for other real estate owned decreased $901 thousand to $26 thousand for the third quarter of 2012 compared to $927 thousand for the same period of 2011. Return on average assets was 0.52% and return on average equity was 6.11% for the third quarter of 2012, compared to (2.11%) and (23.78%), respectively, for the third quarter of 2011.

Net interest income totaled $4.7 million for the third quarter of 2012 compared to $5.0 million for the same period one year ago.  The net interest margin was 3.78% compared to 3.98% for the same period one year ago.  Noninterest income increased 9% to $1.6 million compared to the same period one year ago. The increase was primarily a result of gains on sale of securities.  Decreases in revenues from service charges on deposit accounts and ATM and check card fees were partially offset by increases from gains on sales of loans and trust and investment advisory fees when comparing the periods.

Noninterest expense decreased 14% to $4.7 million for the third quarter of 2012 compared to $5.4 million for the same period in 2011, primarily from reduced provision for other real estate owned.

First National Exits TARP Program

In August, the Treasury sold its preferred stock in First National Corporation to private investors. The Treasury invested $13.9 million in the Company in 2009.  Since that time, interest payments and auction proceeds paid to the Treasury totaled approximately $15.5 million.

Asset Quality

The provision for loan losses was $805 thousand, which resulted in a total allowance for loan losses of $14.0 million or 3.69% of total loans at September 30, 2012.  This compared to a provision for loan losses of $5.6 million and an allowance for loan losses of $18.5 million, or 4.52% of total loans, at the end of the same quarter in 2011. Nonperforming assets decreased 49% to $14.3 million at September 30, 2012 compared to $28.3 million at September 30, 2011. The reduction was primarily attributable to non-accrual loans decreasing from $22.7 million at the end of the third quarter of 2011 to $9.0 million at the end of the third quarter of 2012. Other real estate owned decreased by $253 thousand to $5.3 million. Net charge-offs for the period declined to $755 thousand from $851 thousand in the third quarter of 2011.

Year-to-Date Performance

For the nine months ended September 30, 2012, net income totaled $1.9 million compared to net loss of $2.8 million for the same period in 2011.  After the effective dividend on preferred stock, net income available to common shareholders was $1.2 million, or $0.33 per basic and diluted share, compared to net loss available to common shareholders of $3.5 million, or $1.18 per basic and diluted share, for the same period in 2011.

Net interest income was $14.6 million compared to $15.1 million for same period in 2011.  The net interest margin was 3 basis points lower and average interest-earning assets were $15.7 million lower when comparing the two periods.  The net interest margin was 3.93% compared to 3.96% for the same period in 2011. The provision for loan losses totaled $3.5 million compared to $9.4 million for the same period in 2011.

Noninterest income increased 30% to $5.6 million compared to the same period one year ago, primarily as a result of gains on sale of securities.  Revenues from fees for other customer services and gains on sales of loans increased while ATM and check card income and service charges on deposit accounts decreased slightly when comparing the periods.

Noninterest expense decreased 3% to $14.0 million compared to the same period in 2011, primarily from reduced provision for other real estate owned.  Net gains on sale of other real estate owned totaled $297 thousand for the nine months ended September 30, 2012, compared to $28 thousand for the same period in 2011.  The provision for other real estate owned totaled $595 thousand for the nine months ended September 30, 2012, compared to $1.1 million for the same period in 2011.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2011, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 office locations in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.   First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
 (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
Income Statement	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Interest and dividend income
Interest and fees on loans	$5,189	$5,666	$16,001	$17,317
Interest on federal funds sold	3	2	12	13
Interest on deposits in banks	11	2	19	15
Interest and dividends on securities available for sale:
Taxable interest	494	595	1,542	1,618
Tax-exempt interest	55	121	228	365
Dividends	19	16	57	50
Total interest and dividend income	$5,771	$6,403	$17,859	$19,378

Interest expense
Interest on deposits	$928	$1,204	$2,874	$3,810
Interest on trust preferred capital notes	60	109	182	327
Interest on other borrowings	47	42	192	175
Total interest expense	$1,035	$1,355	$3,248	$4,312

Net interest income	$4,736	$5,048	$14,611	$15,066
Provision for loan losses	805	5,575	3,455	9,395
Net interest income (loss) after provision for loan losses	$3,931	$(527)	$11,156	$5,671

Noninterest income
Service charges on deposit accounts	$544	$590	$1,569	$1,626
ATM and check card fees	369	391	1,129	1,172
Trust and investment advisory fees	365	350	1,079	1,076
Fees for other customer services	78	84	283	231
Gains on sale of loans	51	25	143	94
Gains on sale of securities available for sale	167	-	1,285	41
Gains on sale of premises and equipment	2	-	2	-
Other operating income	33	33	95	58
Total noninterest income	$1,609	$1,473	$5,585	$4,298

Noninterest expense
Salaries and employee benefits	$2,398	$2,299	$7,155	$6,867
Occupancy	333	347	996	1,019
Equipment	294	325	907	973
Marketing	120	109	293	314
Stationery and supplies Legal and professional fees	67 293	88 276	234 741	254 746
ATM and check card fees	161	162	480	492
FDIC assessment	176	181	533	588
Gains on sale of other real estate owned, net	(47)	(36)	(297)	(28)
Provision for other real estate owned	26	927	595	1,103
Other real estate owned expense	99	133	450	325
Other operating expense	737	577	1,908	1,806
Total noninterest expense	$4,657	$5,388	$13,995	$14,459

Income (loss) before income taxes	$883	$(4,442)	$2,746	$(4,490)
Income tax provision (benefit)	195	(1,556)	889	(1,662)
Net income (loss)	$688	$(2,886)	$1,857	$(2,828)
Effective dividend and accretion on preferred stock	226	224	677	670
Net income (loss) available to common shareholders	$462	$(3,110)	$1,180	$(3,498)

Common Share and Per Common Share Data
Net income (loss), basic and diluted	$0.09	$(1.05)	$0.33	$(1.18)
Shares outstanding at period end	4,901,464	2,955,649	4,901,464	2,955,649
Weighted average shares, basic and diluted	4,901,464	2,955,649	3,623,191	2,952,568
Book value at period end	$6.21	$10.75	$6.21	$10.75
Cash dividends	$-	$-	$-	$0.20

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Key Performance Ratios
Return on average assets	0.52%	(2.11%)	0.47%	(0.69%)
Return on average equity	6.11%	(23.78%)	6.18%	(7.75%)
Net interest margin	3.78%	3.98%	3.93%	3.96%
Efficiency ratio (1)	75.27%	68.16%	71.90%	68.45%

Average Balances
Average assets	$526,908	$541,794	$528,239	$547,593
Average earning assets	502,418	511,141	501,268	516,956
Average shareholders’ equity	44,816	48,142	40,115	48,798

Asset Quality
Loan charge-offs	$799	$903	$2,583	$7,137
Loan recoveries	44	52	240	208
Net charge-offs	755	851	2,343	6,929
Non-accrual loans	8,998	22,707	8,998	22,707
Other real estate owned, net	5,323	5,576	5,323	5,576
Nonperforming assets	14,321	28,283	14,321	28,283
Loans over 90 days past due, still accruing	2,176	673	2,176	673
Troubled debt restructurings (accruing)	1,578	6,192	1,578	6,192
Special mention loans	21,719	28,519	21,719	28,519
Substandard loans (accruing)	46,308	49,334	46,308	49,334
Doubtful loans	-	8,555	-	8,555

	9/30/2012	9/30/2011
Capital Ratios
Tier 1 capital	$54,138	$51,609
Total capital	59,036	57,005
Total capital to risk-weighted assets	15.43%	13.62%
Tier 1 capital to risk-weighted assets	14.15%	12.33%
Leverage ratio	10.28%	9.56%

Balance Sheet
Cash and due from banks	$6,655	$6,409
Interest-bearing deposits in banks	19,564	16,316
Securities available for sale, at fair value	95,839	85,460
Restricted securities, at cost	1,973	2,889
Loans, net of allowance for loan losses	366,703	390,706
Premises and equipment, net	19,181	19,657
Interest receivable	1,581	1,660
Other assets	10,186	18,424
Total assets	$521,682	$541,521

Noninterest-bearing demand deposits	$83,916	$81,836
Savings and interest-bearing demand deposits	207,058	190,388
Time deposits	165,984	185,798
Total deposits	$456,958	$458,022
Other borrowings	6,082	25,106
Trust preferred capital notes	9,279	9,279
Other liabilities	4,540	3,099
Total liabilities	$476,859	$495,506

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)

	(unaudited)
	9/30/2012	9/30/2011
Balance Sheet (continued)
Preferred stock	$14,372	$14,229
Common stock	6,127	3,695
Surplus	6,813	1,644
Retained earnings	17,683	24,859
Accumulated other comprehensive income (loss), net	(172)	1,588
Total shareholders’ equity	$44,823	$46,015

Total liabilities and shareholders’ equity	$521,682	$541,521

Loan Data
Mortgage loans on real estate:
Construction and land development	$44,725	$49,310
Secured by farm land	5,924	5,987
Secured by 1-4 family residential	128,354	120,014
Other real estate loans	169,198	189,499
Loans to farmers (except those secured by real estate)	2,067	2,293
Commercial and industrial loans (except those secured by real estate)	22,149	30,356
Consumer installment loans	7,452	10,487
Deposit overdrafts	109	165
All other loans	774	1,097
Total loans	$380,752	$409,208
Allowance for loan losses	14,049	18,502
Loans, net	$366,703	$390,706

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned and gains and losses on other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2012 and 2011 was 34%.  Net interest income on a tax equivalent basis was $4,772 and $5,124 for the three months ended September 30, 2012 and 2011, respectively, and $14,750 and $15,294 for the nine months ended September 30, 2012 and 2011.  Noninterest income excluding gains and losses on sales of securities and premises and equipment was $1,440 and $1,485 for the three months ended September 30, 2012 and 2011, respectively, and $4,298 and $4,257 for the nine months ended September 30, 2012 and 2011, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.